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BREITBURN ENERGY PARTNERS ILLUSTRATIVE RIGHTS OFFERING TERM SHEET

Illustrative Rights Offering Term Sheet

Rights Offering	• A rights offering to raise a total of $1.0 billion of common equity ("New Common Stock") in the Reorganized Debtors (the "Rights Offering"), on terms as set forth on Exhibit [•], and committed to pursuant to a backstop purchase agreement (the "Backstop Agreement") – Purchase price based on a total enterprise value of the Debtors of $2,100 million – Rights to be exercised at a [16%] discount to post-money plan equity value, implying a buy-in equity value of approximately [$1,190 million] (the "Buy-In Equity Value") • The Rights Offering will be backstopped by the existing Unsecured Noteholders set forth on Exhibit [•] (the "Initial Backstop Parties") – Each holder of Unsecured Note claims which is an accredited investor as defined in Regulation D under the Securities Act (an "Eligible Noteholder") shall have the right, exercisable for [20 business days] following the filing of a motion by the Debtors seeking approval for the Backstop Agreement, to elect to backstop its pro rata share (based upon the ratio of such holder's Unsecured Note Claims to all Unsecured Note Claims) of the Rights Offering (each such holder, an "Additional Backstop Party") – 35% of the New Common Stock to be sold pursuant to the Rights Offering shall be reserved for and purchased by the Initial Backstop Parties and any Additional Backstop Party – 65% of the New Common Stock to be sold pursuant to the Rights Offering shall be offered pro rata to all Eligible Noteholders (including the Initial Backstop Parties and any Additional Backstop Party) – Initial Backstop Parties to receive a fee equal to [8.0%] of Buy-In Equity Value, payable in New Common Stock • Equates to a fee of [9.5%] of the Rights Offering amount

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